Exhibit 3.2

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TMS INTERNATIONAL CORP.

TMS INTERNATIONAL CORP., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Corporation”), hereby certifies as follows:

1. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on October 31, 2006 under the name “Metal Services Acquisition Corp.”

2. The Corporation filed its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on January 24, 2007.

3. The Corporation filed its Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate of Incorporation”) with the Delaware Secretary of State on April 5, 2011.

4. This Third Amended and Restated Certificate of Incorporation of the Corporation (this “Third Amended and Restated Certificate of Incorporation”) has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (as amended, the “DGCL”) by action by written consent of the board of directors of the Corporation (the “Board of Directors”) pursuant to Section 141 of the DGCL and by action by written consent of the sole stockholder of the Corporation pursuant to Section 228 of the DGCL. Effective upon filing with the Delaware Secretary of State, this Third Amended and Restated Certificate of Incorporation restates and amends the Second Amended and Restated Certificate of Incorporation of the Corporation.

ARTICLE I

The name of this corporation is “TMS International Corp.” (hereinafter referred to as the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware, 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The total number of shares of stock which the Corporation is authorized to issue is 1,000. All shares shall be Class A Common Stock, par value $0.001 per share.

ARTICLE V

Unless and except to the extent that the by-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

A. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the DGCL, including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof as the same may be amended or supplemented.

B. The Corporation shall have the power, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended or supplemented, to indemnify any person by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

C. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Corporation’s Third Amended and Restated Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws or adopt new By-laws without any action on the part of the stockholders; provided that any By-law adopted or amended by the Board of Directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

ARTICLE VIII

The Corporation shall have the right, subject to any express provisions or restrictions contained in this Third Amended and Restated Certificate of Incorporation, from time to time, to amend this Third Amended and Restated Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Third Amended and Restated Certificate of Incorporation or any amendment hereof are conferred subject to such right.

ARTICLE IX

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Third Amended and Restated Certificate of Incorporation or the By-laws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Third Amended and Restated Certificate of Incorporation this 16th day of October, 2013.

Raymond S. Kalouche President and Chief Executive Officer